UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          May 1, 2009

DIGITAL LIFESTYLES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27828	13-3779546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

649 Sparta Highway, Suite 102, Crossville, TN	38555
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(931) 707-9601

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Effective May 1, 2009 we entered into a Second Amendment to the Convertible Line of Credit Note with Mr. Dan Page pursuant to which he increased the amount we could borrow under the note by an additional $50,000 and extended the due date of all amounts due under the Convertible Line of Credit.  Under the terms of a Convertible Line of Credit Note Agreement dated as of April 23, 2007 by and among our company and Mr. Page, as amended by the First Amendment dated September 27, 2008 (collectively, the “Note”), Mr. Page extended to us a line of credit in the aggregate amount of $350,000 and we had borrowed an aggregate of $339,750 principal amount.

Under the terms of the Second Amendment, Mr. Page further amended the Note to provide up to an additional $50,000 in financing to us (the “Additional Amount”) at such time, and in such amounts, as may be requested from time to time by us.  He also extended the due date of all amounts due under the Note to December 31, 2009.  In consideration of this Additional Amount, we agreed to set the conversion price at $0.12 per share of our common stock as it relates to this Additional Amount only.  As additional consideration, we further agreed to issue Mr. Page a warrant to purchase shares of common stock, the number of which shall be equal to 20% of the total share amount issued upon conversion of the Additional Amount of the Note, with an exercise price of $0.12 per share.  The warrant will expire four years from the date of issuance, which shall be deemed to be on the earlier of (i) the maturity date of the Note; (ii) the date on which the funds are advanced in full and owing; or (iii) the date on which we elect to pay off the Note in full during the term.  In connection with both the Note and the warrant, we will enter into a registration rights agreement with Mr. Page whereby we will agree to register for resale the shares underlying the Note and the warrants.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

4.9           Second Amendment to Convertible Line of Credit Note dated May 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIFESTYLES GROUP, INC.

Date: August 31, 2009	By: /s/ Ken Page
Ken Page, Chief Executive Officer and President

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